EXHIBIT 10.2

March 21, 1997



Mr. Darrell J. Olson
5123 Ravenswood Lane
Racine, WI  53402

RE:   Employment Offer for Darrell J. Olson

Dear Darrell:

I am looking forward to having you as a key member of the Morgan Products, Ltd. management team. You and I had the opportunity to be a part of a truly unique management team at Mirro/Foley that created a synergistic environment where 2 + 2 = 5. The critical components of that environment were: team members with outstanding skills sets in the key core competency areas, a common business philosophy, the maturity to allow a problem solving process without organizational boundaries, and the confidence in ourselves and the trust in our team members that allowed us to focus all of our energies on increasing shareholder value. We are ready to take that step at Morgan, and I know you can help me create the bond that will enable us to work hard, get outstanding results, and have a lot of fun while we are doing it!

I am in the process of finalizing a start date which will be predicated both on your availability and the finalization of some legal issues relative to the incumbent. However my target is around the week of April 7, 1997. I would also like you to meet Frank Hawley, the Chairman of the Board, at your earliest convenience. Your meeting with Frank is not a prerequisite to your employment offer. It just gives you the opportunity to meet Frank and discuss his level of support for me and his vision for our business.

As we have discussed, your position has dual responsibilities for both corporate activities and divisional activities. You will report to me for corporate responsibilities related to policy and HR strategy and to Dave Braun for Morgan Distribution responsibilities. The Director of HR at Morgan Manufacturing will have dotted line responsibility to you. It goes without saying that you and I together will have the final say on all HR issues. In an effort to develop the optimum mix of cost and service for HR activities , we will evaluate out sourcing applicable HR activities.



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Darrell J. Olson
March 21, 1997
Page 2

The following is a general summary of you employment offer:

o Position: Vice President of Human Resources, Morgan Products Ltd. & Morgan Distribution

o Base Salary: $140,000.

o 1997 bonus guarantee: $50,000.

o Normal bonus plan: 50% target, 75% max.

o Stock Options: 50,000. (50% vest in 12 months, 50% vest in 24 months)

o Severance: 24 months starting with date of hire reducing to a 12 month minimum.

o Company car per our program ( Grossed up for personal use)

o Club membership per our plan, or equivalent to help offset any loss on sale of home.

o Participation in our newly created long term incentive plan. (max. potential approx. $50,000/yr)

o Standard move policy covering expenses associated with the sale of home, purchase of home, temporary living expenses, moving allowance equal to one month base pay. We will provide some protection on a loss associated with the sale of your home.

o A benefits package comparable to the other senior executives including life insurance of 4x base with some co-pay, exec. Disability of approximately 70% of base, 401K with executive deferral, health insurance (waive pre-existing conditions), four weeks vacation.

o Change of control: approx. 1.5x base and average bonus.


Darrell, I think this covers what we have discussed, but if you have any questions do not hesitate to call me. I have also included a copy of our strategies which are in the process of being reviewed and a benefits package. I confident that we will all have a lot of fun as we work together to increase value for the Morgan shareholders. I look forward to seeing you and Jan this week-end.

Best regards,


/s/ Larry R. Robinette
Larry R. Robinette
President and Chief Executive Officer

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